EXHIBIT 11

                COMPUTATION OF EARNINGS PER COMMON SHARE ("EPS")
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED

(in thousands, except per share data)

                                                                 Three Months Ended
                                                                     March 31,
                                                                -------------------
                                                                  2004       2003
                                                                --------   --------
Basic Earnings:

   Net income                                                   $ 63,491   $ 40,423
                                                                ========   ========
   Shares

      Weighted average number of common shares outstanding       103,458     94,386
                                                                ========   ========
         Basic EPS                                              $   0.61   $   0.43
                                                                ========   ========

Diluted Earnings (a)(b):

   Net income                                                   $ 63,491   $ 40,423

   Interest expense related to 5.0% Convertible Debentures,
      net of taxes                                                    --      2,922
                                                                --------   --------
   Net income, as adjusted, for purposes of calculating
      diluted EPS                                               $ 63,491   $ 43,345
                                                                ========   ========
   Shares

      Weighted average number of common shares outstanding       103,458     94,386
      Additional shares assuming conversion of:
         Stock options and stock warrants (c)                      1,311        931
         5.0% Convertible Debentures                                  --      8,712
                                                                --------   --------
      Weighted average common shares outstanding, as adjusted    104,769    104,029
                                                                ========   ========

         Diluted EPS                                            $   0.61   $   0.42
                                                                ========   ========

(a) The three month period ended March 31, 2003 includes the dilutive effect of the $345.0 million of 5.0% convertible subordinated debentures ("5.0% Convertible Debentures"), which assumes conversion using the "if converted" method. Under that method, the 5.0% Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the 5.0% Convertible Debentures is added back to net income. In July 2003, the Company completed the early redemption of the entire $345.0 million aggregate principal amount of the outstanding 5.0% Convertible Debentures.

(b) The $345.0 million of 4.0% convertible trust preferred securities due 2033, which are convertible at a fixed conversion price of $40.82 (under a contingent conversion feature whereby the holders may convert their trust PIERS if the closing sales price of Omnicare common stock for a predetermined period, beginning with the quarter ending September 30, 2003, is more than 130% of the then-applicable conversion price or, during a predetermined period, if the daily average of the trading prices for the trust PIERS is less than 105% of the average of the conversion values for the trust PIERS through 2028, 98% for any period thereafter through maturity), were outstanding during the three months ended March 31, 2004, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(c) During the three months ended March 31, 2004 and 2003, the anti-dilutive effect associated with selected options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for the quarter ended March 31, 2004 and 2003 totaled 2.0 million and 5.1 million, respectively.